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                                                                    EXHIBIT 99.1



May 15, 2006

DTE ENERGY IDLES SYNTHETIC FUEL PRODUCTION

     DETROIT -- DTE Energy (NYSE:DTE) today announced it idled production at all nine synthetic fuel (synfuel) facilities operated by the company.

         The decision to idle synfuel production was driven by the current level and volatility of oil prices and the lack of federal legislation that would have provided certainty for production economics this year.

         Synthetic fuel production may resume, depending on various factors, including a reduction in oil prices or the enactment of potential federal legislation. DTE Energy retains production flexibility that could allow it to make up lost production during the remainder of 2006 if the current shutdown remains limited in duration.

         The company is maintaining its operating earnings guidance, excluding synfuels, of $2.41-$2.66. Previously, the company provided earnings guidance of $3.60-$3.90 per diluted share, which included $1.19-$1.24 of synfuel earnings per diluted share. However, given the uncertainties around the amount and timing of synfuel production and the ultimate value of the related tax credits, the company is not providing synfuel earnings guidance at this time.

         The company believes that cash flow generated by the synfuel operations is more indicative of its inherent value than the earnings generated. Therefore, the company previously entered into oil options to protect a portion of expected synfuel cash flow and to a lesser extent operating earnings. Prior to this announcement, DTE Energy provided synfuel cash guidance of $450 million to $470 million. The company believes that a significant portion of the expected 2006 cash flow will be realized through a combination of synfuel operations and settlement of the oil options. However, the ultimate realized synfuel cash and operating earnings will depend on the market for the oil options and underlying oil prices, at the time of settlement. These potential impacts are discussed in the company's 2005 Form 10K and first quarter 2006 Form 10Q.

         The company has produced approximately 8 million tons of synfuels in 2006. DTE Energy will provide further updates on its synfuel operations and earnings guidance as conditions warrant.

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SYNTHETIC FUEL BACKGROUND

         DTE Energy holds a majority interest in two of the nine synthetic fuel production facilities and minority interests in the remaining seven facilities. Synthetic fuel facilities chemically change coal, including waste and marginal coal, into a synthetic fuel as determined under applicable Internal Revenue Service (IRS) rules. The production and sale of synthetic fuel produced at these facilities generates production tax credits under the Internal Revenue Code.

         The value of these credits is dependent on the full-year average price of oil for the year in which the credits are generated. While the full-year average price of oil cannot be known with certainty prior to the end of the year, current high oil prices suggest that credits' value could be partially or fully phased out for 2006.

         Legislation was proposed in Congress for inclusion in the recent tax reconciliation bill that would have impacted the potential phase-out of production tax credits for 2006 and 2007. However, this provision was not included in the reconciliation bill as enacted.

         The proposed legislation is under consideration for inclusion in subsequent legislation, such as the "extenders" bill. If included and enacted as proposed, then there would be no phase-out of tax credits for 2006 and DTE Energy could resume production at the synthetic fuel facilities it operates.

         For a more detailed disclosure of the company's synthetic fuel operations, please refer to the most recent DTE Energy Form 10-Q which is available at dteenergy.com/investors.

         Use of Operating Earnings Information -- DTE Energy management believes that operating earnings provide a more meaningful representation of the company's earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

         In this release, DTE Energy discusses 2006 operating earnings guidance. It is likely that certain items that impact the company's 2006 reported results will be excluded from operating results. A reconciliation to the comparable 2006 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items such as 2007 oil hedging costs and other charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

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         DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at dteenergy.com.

         The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as "anticipate," "believe," "expect," "projected" and "goals" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy's financial results and estimates of future prospects, and actual results may differ materially.

         Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, and the ability to utilize and/or sell interests in facilities producing such credits; of the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; litigation and related appeals; and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company. This news release should also be read in conjunction with the "Forward-Looking Statements" section in DTE Energy's 2005 Form 10-K and the 2006 quarterly report on Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.


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For further information, MEMBERS OF THE MEDIA may call:

Scott Simons               Lorie N. Kessler
(313) 235-8808             (313) 235-8807

For further information, ANALYSTS may call:

Marc Siwak                 Dan Miner
(313) 235-8030             (313) 235-8030